                   DiVall Insured Income Properties 2, L.P.

                                QUARTERLY NEWS

--------------------------------------------------------------------
A publication of The Provo Group, Inc.           FIRST QUARTER 2000

No News is Good News


In the Fourth Quarter Newsletter we provided investors with a estimated liquidation timeline. Just to reiterate, we anticipate having this Partnership fully liquidated by year-end 2001. The following is a brief update on the status of the Partnership:

     .    As you may already be aware, the net unit value actually increased
                                                                   ---------
          this year from $475 to $510 per unit. Investors - this should be telling you something! This investment is stable and by waiting until 2001 to sell this portfolio, we believe we will be maximizing your values.

     . As you will note from page 3 of this newsletter there are a few delinquencies this quarter. Most of these are for percentage rent charges which were billed in February and have since been collected. Management has every confidence that those receivables which have not yet been collected, are forthcoming.

There is little other news to report to you, and rest assured that in this case
-------------------------------------------------------------------------------
 ... No News is Good News!
--------------------------

                            DISTRIBUTION HIGHLIGHTS

 .    9.77% (approx.) annualized return from
     operations based on $23,550,000
     (estimated net asset value as of
     December 31, 1999).

 .    $575,000 total amount distributed for the
     First Quarter 2000 which was consistent
     with projections.

 .    $12.42 per unit (approx.) for the First
     Quarter 2000, this was all distributions from operations.

 .    $1,021.00 to $823.00 range of
     distributions per unit from the first unit
                                     -----
     sold to the last unit sold before the
                 ----
     offering closed (February 1990),respectively.
     (NOTE: Distributions are from both cash
                                   ----
     flow from operations and "net" cash activity from financing and investing activities.)


           _________________________________________________________

WHAT'S INSIDE:
Meet the New Advisory Board Members........................... Page 2
Statements of Income & Cash Flow Highlights................... Page 2
Questions & Answers........................................... Page 2
Property Highlights........................................... Page 3

Page 2                             DiVall 2                          1 Q 00


Advisory Board

Please join me in welcoming the new Advisory Board members. They are as follows:

     .   Jesse Small (Representing DiVall Insured Income Properties 2, L.P.).
         -----------
         Mr. Small is the President of a small Accounting Firm. In addition to being a CPA, he has a Master's Degree in Economics.

     .   Albert Kramer (Representing DiVall Income Properties 3, L.P.).  Mr.
         -------------
         Kramer is now retired, but previously worked as Tax Litigation Manager for Phillips Petroleum Company. His education includes undergraduate and MBA degrees from Harvard and a J.D. degree from South Texas College of Law.

     .   William Arnold (Representing the Broker/Dealer community).  Mr. Arnold
         --------------
         works as a financial planner and investment advisor at his company, Arnold & Company. Mr. Arnold graduated with a Master's Degree from the University of Wisconsin and is a Certified Financial Planner. He indicates on his nomination form, "I am committed to providing those investors ("DiVall") the best possible outcome given the fraud that has occurred."

Additionally, Mr. Richard Otte will continue to serve on the Board on an interim basis, to assure continuity of Board knowledge.
--------------------------------------------------------------------------------

                 STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS

 .    17% decrease in "total" operating
     revenues from projections.

 .    Expenses were consistent with the budget.

 .    The decrease in revenues is almost entirely due to an accounting change, which doesn't impact cash. Percentage rents cannot be accrued until the tenant actually reaches their breakpoint. In the past, this income was recorded throughout the year.

       ________________________________________________________________

                              Questions & Answers

1.   What is the net unit value as of December 31, 1999?

     We have estimated the net unit value of each interest of the Partnership to approximate $510.00 at December 31, 1999. The reason for the increased amount (last year's value was $475.00) is primarily due to increased percentage rent figures.

2.   When can I expect my next distribution mailing?

     Your distribution and correspondence for the Second quarter of 2000 is scheduled to be mailed on August 15, 2000.

Page 3                             DiVall 2                       1 Q 00


                              PROPERTY HIGHLIGHTS

                               RENTS RECEIVABLE
                               ----------------

 .    Denny's (N. 7/th/ Street, Phoenix, AZ) We have had a dispute over lease ambiguities for several years. All open issues were resolved by Lease Amendment on April 26, 2000, and accordingly past delinquencies have been settled.

 .    Mr. Munchies (Indian School Road) was delinquent at March 31, 2000 in the amount of $14,758. The operator of this restaurant has since been bought out. We have made arrangements to assign the Lease to the new operator, who assures us he will pay the balance in full.

 .    Denny's (Northern Avenue) was delinquent at March 31, 2000 in the amount of
     $3,066. This amount was the 1999 percentage rent charge and was paid in full on April 7/th/.

 .    Popeye's (Park Forest, IL) was delinquent at March 31, 2000 in the amount of $41,697. The amount is the balance for the 1999 percentage rent charge. Management has sent this tenant a default notice.

 .    Village Inn (Grand Forks, ND) was delinquent at March 31, 2000 in the amount of $7,000 (one month's rent). This tenant is having some financial difficulties, and therefore, we have been receiving the rent 15 - 30 days late each month.

              __________________________________________________

                                PERCENTAGE RENTS

 .    Fiesta Time (Twin Falls, Idaho) - In last quarters newsletter we reported to you that this tenant (A sublessee of Denny's) would be paying upwards of $65,000 in percentage rent. Unfortunately, this was an error. The actual store sales were much lower than the figures we were using to calculate the percentage rent charge. Therefore, we will not be collecting any percentage rent from this property as previously reported to you.


   -------------------------------------------------------------------------
                   For questions or additional information,
                     please contact Investor Relations at:
                       1-800-547-7686 or 1-816-421-7444

               All written inquiries may be mailed or faxed to:

                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105
                              (FAX 816-221-2130)
                       E-Mail: jbiggs@theprovogroup.com
   -------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                    DIVALL INSURED INCOME PROPERTIES 2 L.P
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDING MARCH 31, 2000
-------------------------------------------------------------------------------------------------------------------------
                                                                    PROJECTED              ACTUAL            VARIANCE
                                                                 -------------------------------------------------------
                                                                       1ST                  1ST
                                                                     QUARTER              QUARTER             BETTER
                                                                     3/31/00              3/31/00            (WORSE)
                                                                --------------       ----------------    ---------------
  OPERATING REVENUES
   Rental income                                                $     695,537        $      566,813          ($128,724)
   Interest income                                                     13,600                15,197              1,597
   Other income                                                             0                 1,658              1,658
                                                                --------------       ---------------     -------------
  TOTAL OPERATING REVENUES                                      $     709,137        $      583,668      $    (125,469)
                                                                --------------       ---------------     -------------
  OPERATING EXPENSES
   Insurance                                                    $       4,317        $        4,375      $         (58)
   Management fees                                                     45,954                46,235               (281)
   Overhead allowance                                                   3,708                 3,735                (27)
   Advisory Board                                                       3,700                 4,017               (317)
   Administrative                                                      17,152                17,523               (371)
   Professional services                                                6,000                 5,946                 54
   Auditing                                                            20,000                18,298              1,702
   Legal                                                                4,500                 7,419             (2,919)
   Defaulted tenants                                                    1,650                     0              1,650
                                                                --------------       ---------------     -------------
  TOTAL OPERATING EXPENSES                                      $     106,981        $      107,548      $        (567)
                                                                --------------       ---------------     -------------
  GROUND RENT                                                         $31,650               $31,372      $         278
                                                                --------------       ---------------     -------------
  INVESTIGATION AND RESTORATION EXPENSES                                   $0                   $56      $         (56)
                                                                --------------       ---------------     -------------
  NON-OPERATING EXPENSES
   Depreciation                                                 $      88,098        $       88,098      $          $0
   Amortization                                                         2,364                 3,328               (964)
                                                                --------------       ---------------     -------------
  TOTAL NON-OPERATING EXPENSES                                  $      90,462        $       91,426      $        (964)
                                                                --------------       ---------------     -------------
  TOTAL EXPENSES                                                $     229,093        $      230,402      $      (1,309)
                                                                --------------       ---------------     -------------
  NET INCOME (LOSS)                                             $     480,044        $      353,266      $    (126,778)
  OPERATING CASH RECONCILIATION:                                                                             VARIANCE
                                                                                                         -------------
   Depreciation and amortization                                       90,462                91,426                964
   Recovery of amounts previously written off                               0                (1,390)            (1,390)
   (Increase) Decrease in current assets                              315,697               405,441             89,744
   Increase (Decrease) in current liabilities                         (32,939)              (18,816)            14,123
   (Increase) Decrease in cash reserved for payables                   31,019                19,000            (12,019)
   Advance from current cash flows for future distributions          (310,500)             (275,500)            35,000
                                                                --------------       ---------------     -------------
  Net Cash Provided From Operating Activities                   $     573,783        $      573,427      $        (356)
                                                                --------------       ---------------     -------------
 CASH FLOWS FROM (USED IN) INVESTING
   AND FINANCING ACTIVITIES
   Recoveries from former general partners                                  0                 1,391              1,391
   Proceeds from sale of property and equipment                             0                     0                  0
                                                                --------------       ---------------     -------------
  Net Cash Provided From Investing And Financing
   Activities                                                   $           0        $        1,391      $       1,391
                                                                --------------       ---------------     -------------

  Total Cash Flow For Quarter                                   $     573,783        $      574,818      $       1,035

  Cash Balance Beginning of Period                                  1,357,233             1,387,306             30,073
  Less 4th quarter distributions paid 2/00                           (950,000)             (985,000)           (35,000)
  Change in cash reserved for payables or future distributions        279,481               256,500            (22,981)
                                                                --------------       ---------------     -------------
  Cash Balance End of Period                                    $   1,260,497        $    1,233,624      $     (26,873)

  Cash reserved for 1st quarter L.P. distributions                   (575,000)             (575,000)                 0
  Cash reserved for payment of payables                              (384,224)             (391,293)            (7,069)
                                                                --------------       ---------------     -------------
  Unrestricted Cash Balance End of Period                       $     301,273        $      267,331      $     (33,942)
----------------------------------------------------------------------------------------------------------------------
                                                                    PROJECTED              ACTUAL            VARIANCE
                                                                ------------------------------------------------------
*  Quarterly Distribution                                       $     575,000        $      575,000      $           0
   Mailing Date                                                     5/15/00              (enclosed)               -
----------------------------------------------------------------------------------------------------------------------

*  Refer to distribution letter for detail of quarterly distribution

PROJECTIONS FOR
DISCUSSION PURPOSES   DIVALL INSURED INCOME PROPERTIES 2 LP
                              1999 PROPERTY SUMMARY
                         AND RELATED ESTIMATED RECEIPTS

PORTFOLIO                (Note 1)
                                              ---------------------------------   --------------------------------------------------
                                                         REAL ESTATE                          EQUIPMENT
                                              ---------------------------------   --------------------------------------------------
                                                         ANNUAL                       LEASE                 ANNUAL
                                                          BASE           %          EXPIRATION              LEASE           %
---------------------------------------
CONCEPT                  LOCATION            COST         RENT         YIELD           DATE        COST    RECEIPTS       RETURN
---------------------------------------   -------------------------------------   --------------------------------------------------
APPLEBEE'S            COLUMBUS, OH        1,059,465      135,780       12.82%                     84,500          0        0.00%

BLOCKBUSTER           OGDEN, UT             646,425      100,554       15.56%

DENNY'S  (3)          PHOENIX, AZ           295,750            0        0.00%                    224,376          0        0.00%
DENNY'S               PHOENIX, AZ           972,726       65,000        6.68%                    183,239          0        0.00%
DENNY'S               PHOENIX, AZ           865,900      115,200       13.30%                    221,237          0        0.00%
DENNY'S               TWIN FALLS, ID        699,032       83,200       11.90%                    190,000          0        0.00%
MR. MUNCHIES (3)      PHOENIX, AZ           500,000       50,800       10.16%                     14,259          0        0.00%

HARDEE'S (5)          S MILWAUKEE, WI       808,032       64,000        7.92%
HARDEE'S (5)          HARTFORD, WI          686,563       64,000        9.32%
HARDEE'S (5)          MILWAUKEE, WI       1,010,045       76,000        7.52%               (4)  260,000          0        0.00%
    "                     "                                                                      151,938          0        0.00%
HARDEE'S (5)          FOND DU LAC, WI       849,767       88,000       10.36%               (4)  290,469          0        0.00%
HARDEE'S (5)          MILWAUKEE, WI               0            0        0.00%                    780,000          0        0.00%

HOOTER'S              R. HILLS, TX        1,246,719       95,000        7.62%

HOSTETTLER'S          DES MOINES, IA        845,000       55,584        6.58%                     52,813          0        0.00%

KFC                   SANTA FE, NM          451,230       60,000       13.30%

MIAMI SUBS            PALM BEACH, FL        743,625       39,000        5.24%
---------------------------------------   -------------------------------------   --------------------------------------------------

                                              -----------------------------------
                                                               TOTALS
                                              -----------------------------------
                                                               ANNUAL
-------------------------------------------
CONCEPT                  LOCATION                  COST       RECEIPTS    RETURN
-------------------------------------------   -----------------------------------
APPLEBEE'S            COLUMBUS, OH               1,143,965     135,780     11.87%

BLOCKBUSTER           OGDEN, UT                    646,425     100,554     15.56%

DENNY'S  (3)          PHOENIX, AZ                  520,126           0      0.00%
DENNY'S               PHOENIX, AZ                1,155,965      65,000      5.62%
DENNY'S               PHOENIX, AZ                1,087,137     115,200     10.60%
DENNY'S               TWIN FALLS, ID               889,032      83,200      9.36%
MR. MUNCHIES (3)      PHOENIX, AZ                  514,259      50,800      9.88%

HARDEE'S (5)          S MILWAUKEE, WI              808,032      64,000      7.92%
HARDEE'S (5)          HARTFORD, WI                 686,563      64,000      9.32%
HARDEE'S (5)          MILWAUKEE, WI              1,421,983      76,000      5.34%
     "                     "
HARDEE'S (5)          FOND DU LAC, WI            1,140,236      88,000      7.72%
HARDEE'S (5)          MILWAUKEE, WI                780,000           0      0.00%

HOOTER'S              R. HILLS, TX               1,246,719      95,000      7.62%

HOSTETTLER'S          DES MOINES, IA               897,813      55,584      6.19%

KFC                   SANTA FE, NM                 451,230      60,000     13.30%

MIAMI SUBS            PALM BEACH, FL               743,625      39,000      5.24%
-------------------------------------------   -----------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 2000 is based on 1999 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

PROJECTIONS FOR
DISCUSSION PURPOSES   DIVALL INSURED INCOME PROPERTIES 2 LP
                              1999 PROPERTY SUMMARY
                         AND RELATED ESTIMATED RECEIPTS

PORTFOLIO                (Note 1)
                                              ---------------------------------   --------------------------------------------------
                                                 REAL ESTATE                                 EQUIPMENT
                                              ---------------------------------   --------------------------------------------------
                                                            ANNUAL                     LEASE                 ANNUAL
                                                             BASE         %          EXPIRATION              LEASE           %
-------------------------------------------
CONCEPT                  LOCATION                COST        RENT       YIELD           DATE        COST    RECEIPTS       RETURN
-------------------------------------------   ---------------------------------   --------------------------------------------------
POPEYE'S                 PARK FOREST, IL          580,938     77,280     13.30%

SUNRISE PS               PHOENIX, AZ            1,084,503    127,920     11.80%                      79,219        0         0.00%
                                                                                                     19,013        0         0.00%
VILLAGE INN              GRAND FORKS, ND          739,375     84,000     11.36%

WENDY'S                  AIKEN, SC                633,750     90,480     14.28%
WENDY'S                  CHARLESTION, SC          580,938     76,920     13.24%
WENDY'S                  N. AUGUSTA, SC           660,156     87,780     13.30%
WENDY'S                  AUGUSTA, GA              728,813     96,780     13.28%
WENDY'S                  CHARLESTON, SC           596,781     76,920     12.89%
WENDY'S                  AIKEN, SC                776,344     96,780     12.47%
WENDY'S                  AUGUSTA, GA              649,594     86,160     13.26%
WENDY'S                  CHARLESTON, SC           528,125     70,200     13.29%
WENDY'S                  MT. PLEASANT, SC         580,938     77,280     13.30%
WENDY'S                  MARTINEZ, GA             633,750     84,120     13.27%
-------------------------------------------   ---------------------------------   --------------------------------------------------
-------------------------------------------   ---------------------------------                  -----------------------------------
PORTFOLIO TOTALS (28 Properties)               20,454,284  2,224,738     10.88%                   2,551,063        0         0.00%
-------------------------------------------   ---------------------------------                  -----------------------------------

                                              -----------------------------------------
                                                                TOTALS
                                              -----------------------------------------
                                                                TOTAL
-------------------------------------------
CONCEPT                  LOCATION                   COST       RECEIPTS        RETURN
-------------------------------------------   -----------------------------------------
POPEYE'S                 PARK FOREST, IL           580,938        77,280        13.30%

SUNRISE PS               PHOENIX, AZ             1,182,735       127,920        10.82%

VILLAGE INN              GRAND FORKS, ND           739,375        84,000        11.36%

WENDY'S                  AIKEN, SC                 633,750        90,480        14.28%
WENDY'S                  CHARLESTION, SC           580,938        76,920        13.24%
WENDY'S                  N. AUGUSTA, SC            660,156        87,780        13.30%
WENDY'S                  AUGUSTA, GA               728,813        96,780        13.28%
WENDY'S                  CHARLESTON, SC            596,781        76,920        12.89%
WENDY'S                  AIKEN, SC                 776,344        96,780        12.47%
WENDY'S                  AUGUSTA, GA               649,594        86,160        13.26%
WENDY'S                  CHARLESTON, SC            528,125        70,200        13.29%
WENDY'S                  MT. PLEASANT, SC          580,938        77,280        13.30%
WENDY'S                  MARTINEZ, GA              633,750        84,120        13.27%
-------------------------------------------   -----------------------------------------
-------------------------------------------   -----------------------------------------
PORTFOLIO TOTALS (28 Properties)                23,005,347     2,224,739         9.67%
-------------------------------------------   -----------------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
          Equipment lease receipts shown include a return of capital.

                                                                     Page 2 of 2